Exhibit 2.02
UNITED STATES DISTRICT COURT
DISTRICT OF DELAWARE

In re:	:
	:	Chapter 11
USG CORPORATION,	:
a Delaware corporation, et al.,	:	Jointly Administered
	:	Misc. No. 06-119
Debtors.	:
:
UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re:	:
	:	Chapter 11
USG CORPORATION,	:
a Delaware corporation, et al.,[1]	:	Jointly Administered
	:	Case No. 01-2094 (JKF)
Debtors.	:
:

ORDER CONFIRMING THE FIRST AMENDED JOINT
PLAN OF REORGANIZATION OF USG CORPORATION
AND ITS DEBTOR SUBSIDIARIES, AS MODIFIED

1	The Debtors are the following 11 entities: USG Corporation, United States Gypsum Company, USG Interiors, Inc., USG Interiors International, Inc., L&W Supply Corporation, Beadex Manufacturing, LLC, B-R Pipeline Company, La Mirada Products Co., Inc., USG Industries, Inc., USG Pipeline Company and Stocking Specialists, Inc.

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TABLE OF CONTENTS
(Continued)

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TABLE OF EXHIBITS

Exhibit	Exhibit Name

A	Plan

B	Modifications

C	Confirmation Notice

D	Confirmation Notice — Publication Version

iii

INTRODUCTION
          WHEREAS, USG Corporation, United States Gypsum Company, USG Interiors, Inc., USG Interiors International, Inc., L&W Supply Corporation, Beadex Manufacturing, LLC, B-R Pipeline Company, La Mirada Products Co., Inc., USG Industries, Inc., USG Pipeline Company and Stocking Specialists, Inc., the above-captioned debtors (collectively, the “Debtors” and, as reorganized entities after emergence, the “Reorganized Debtors”), proposed the First Amended Joint Plan of Reorganization of USG Corporation and Its Debtor Subsidiaries, dated March 27, 2006, as modified by the modifications set forth in Exhibit B attached hereto and incorporated herein by reference (as it may be further modified, the “Plan”);2
          WHEREAS, the Bankruptcy Court, on April 7, 2006, entered its Order Approving (A) Disclosure Statement, (B) Notice of Disclosure Statement Hearing, (C) Contents of Plan Solicitation Packages, (D) Procedures for the Distribution of Solicitation Packages and the Solicitation and Tabulation of Votes to Accept or Reject Proposed Joint Plan of Reorganization and (E) Certain Related Relief (D.I. 10847) (the “Disclosure Statement Order”), by which the Bankruptcy Court, among other things, approved the Debtors’ proposed disclosure statement (the “Disclosure Statement”), established procedures for the solicitation and tabulation of votes to accept or reject the Plan and scheduled a hearing to consider Confirmation of the Plan for June 15, 2006 at 9:00 a.m., to be continued on June 16, 2006 if necessary (the “Confirmation Hearing”);

[2]	Capitalized terms and phrases used herein have the meanings given to them in the Plan. The rules of interpretation set forth in Section I.B.1 of the Plan apply to the Findings of Fact and Conclusions of Law (the “Findings and Conclusions”), which are being entered concurrently herewith, and to this Order (this “Confirmation Order”). In addition, in accordance with Section I.A of the Plan, any term used in the Plan or this Confirmation Order that is not defined in the Pl an or this Confirmation Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

A copy of the Plan (without the exhibits thereto) is attached hereto as Exhibit A and incorporated herein by reference.

          WHEREAS, affidavits of service were executed by Kathleen M. Logan with respect to the mailing of notice of the Confirmation Hearing and solicitation materials in respect of the Plan in accordance with the Disclosure Statement Order (collectively, the “Affidavits of Service”) and were filed with the Bankruptcy Court on May 31, 2006 (D.I. 11487), May 31, 2006 (D.I. 11488), May 31, 2006 (D.I. 11489); May 31, 2006 (D.I. 11490) and June 1, 2006 (D.I. 11523);
          WHEREAS, the Affidavit of Katherine Kinsella Outlining Implementation of the Notice of (A) Deadline for Casting Votes to Accept or Reject Proposed Joint Plan of Reorganization, (B) Hearing to Consider Confirmation of Proposed Joint Plan of Reorganization and (C) Related Matters (D.I. 11338) (the “Publication Affidavit”) was filed with the Bankruptcy Court on May 16, 2006, regarding the publication of the Notice of (A) Deadline for Casting Votes to Accept or Reject Proposed Joint Plan of Reorganization, (B) Hearing to Consider Confirmation of Proposed Joint Plan of Reorganization and (C) Related Matters and/or the other form of publication notice approved by the Bankruptcy Court in certain magazines and newspapers as set forth in the Disclosure Statement Order;
          WHEREAS, Logan & Company, Inc., the Bankruptcy Court-appointed solicitation and tabulation agent in respect of the Plan, filed the Declaration of Kathleen M. Logan Certifying the Methodology for Tabulating Votes on, and the Results of Voting with Respect to, the First Amended Joint Plan of Reorganization of USG Corporation and Its Debtor Subsidiaries (D.I. 11650) (the “Voting Declaration”) on June, 14, 2006, attesting to the results of the tabulation of the properly executed and timely received Ballots for the Plan as follows:
          Class 7 Claimants. The Debtors received 252,469 acceptances out of 253,136 votes from holders of Claims under Class 7 (Asbestos Personal Injury Claims), with Class 7 claimants who voted in favor of the Plan holding Claims in the amount of $3,002,987,928 for voting purposes, such acceptances being 99.74 percent in number and 99.68 percent in amount of all ballots received from holders of Class 7 Claims (Voting Declaration ¶¶ 18-19);
          WHEREAS, objections to Confirmation of the Plan (collectively, the “Objections”) were filed by: the Nevada Department of Taxation (D.I. 11427); the New York State Department of Taxation and Finance (not listed on docket); New Jersey Self-Insurers Guaranty Association (D.I. 11447); Wilmington Trust Company (D.I. 11452); United States Trustee (D.I. 11455); and Wells Fargo Bank, N.A. (D.I. 11456);
          WHEREAS, the Debtors filed modifications to the Plan (D.I. 11602, which are set forth in Exhibit B attached hereto (collectively, the “Modifications”);
          WHEREAS, the Debtors filed a memorandum of law in support of Confirmation of the Plan and in response to certain of the Objections (D.I. 11603) (the “Memorandum of Law);
          WHEREAS, the declarations of Matthew R. Rosenberg (D.I. 11599), Richard H. Fleming (D.I. 11600), Stanley L. Ferguson (D.I. 11601), Dean M. Trafelet (D.I. 11598) and Mark A. Peterson (D.I. 11597) were submitted in support of the Plan (collectively, the “Declarations”);
          WHEREAS the expert report of Mark A. Peterson, which was included as Exhibit 2 to the Peterson Declaration, was submitted in support of the Plan (the “Peterson Report”) and was uncontradicted at the Confirmation Hearing;
          WHEREAS, the Bankruptcy Court and the District Court have reviewed the Plan, the Disclosure Statement, the Disclosure Statement Order, the Voting Declaration, the Affidavits of Service, the Publication Affidavit, the Objections, the Memorandum of Law, the Declarations

and the other papers before the Bankruptcy Court and the District Court in connection with the Confirmation of the Plan;
          WHEREAS, the Bankruptcy Court and the District Court, sitting jointly together for purposes of the Confirmation Hearing, (1) heard the statements of counsel and the testimony of Stanley L. Ferguson in support of Confirmation and (2) considered the Declarations submitted into evidence, all as reflected in the record made at the Confirmation Hearing;
          WHEREAS, the Bankruptcy Court and the District Court have considered all evidence presented at the Confirmation Hearing;
          WHEREAS, the Bankruptcy Court and the District Court have taken judicial notice of the papers and pleadings on file in these chapter 11 cases;
          WHEREAS, the Bankruptcy Court has separately entered the Findings and Conclusions, including the findings that (i) the Bankruptcy Court and the District Court have jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334, (ii) this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2), (iii) the Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code and (iv) venue of the Reorganization Cases in the United States Court for the District of Delaware was proper as of the Petition Date, pursuant to 28 U.S.C. § 1408, and continues to be proper; and
          WHEREAS, the Findings and Conclusions establish just cause for the relief granted herein;

          THE BANKRUPTCY COURT AND THE DISTRICT COURT HEREBY ORDER THAT:
I.	GENERAL PROVISIONS REGARDING CONFIRMATION OF THE PLAN AND APPROVAL OF PLAN-RELATED DOCUMENTS.
A.	MODIFICATIONS TO THE PLAN.
          The Modifications to the Plan are approved in all respects. Accordingly, the Debtors are authorized to make the Modifications to the Plan.
B.	CONFIRMATION OF THE PLAN.
          The Plan and each of its provisions (whether or not specifically approved herein) and all exhibits thereto are CONFIRMED in each and every respect, pursuant to section 1129 of the Bankruptcy Code; provided, however, that if there is any direct conflict between the terms of the Plan or any exhibit thereto and the terms of this Confirmation Order, the terms of the Plan shall control. The record of the Confirmation Hearing is closed.
C.	CONDITIONS TO CONFIRMATION AND CONSUMMATION OF THE PLAN.
          Nothing in this Confirmation Order or in the Findings and Conclusions shall in any way affect the provisions of Article VIII of the Plan, which includes provisions regarding (1) the conditions precedent to Confirmation of the Plan and to the Effective Date of the Plan, (2) the waiver of any such conditions and (3) the effect that the nonoccurrence of such conditions may have with regard to the Plan and this Confirmation Order. Upon the satisfaction or waiver of the conditions contained in Section VIII.B of the Plan and the occurrence of the Effective Date, substantial consummation of the Plan, within the meaning of section 1127 of the Bankruptcy Code, is deemed to occur.

D.	EFFECTS OF CONFIRMATION.
          Subject to Section I.C of this Confirmation Order, notwithstanding any otherwise applicable law, immediately upon the entry of this Confirmation Order, the terms of the Plan and this Confirmation Order shall be binding upon all Entities, including the Debtors, the Reorganized Debtors, any and all holders of Claims, Demands or Interests (irrespective of whether such Claims or Interests are impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the Plan), any and all nondebtor parties to Executory Contracts and Unexpired Leases with any of the Debtors and any and all Entities who are parties to or are subject to the settlements, compromises, releases, waivers, discharges and injunctions described herein and in the Findings and Conclusions and the respective heirs, executors, administrators, trustees, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, guardians, successors or assigns, if any, of any of the foregoing.
E.	APPROVAL, MODIFICATION AND EXECUTION OF PLAN-RELATED DOCUMENTS.
          1. The Plan and all exhibits thereto, substantially in the form as they exist at the time of the entry of this Confirmation Order, including the documents relating to the Asbestos Personal Injury Trust, are approved in all respects.
          2. All relevant parties, including the Debtors and the Asbestos Personal Injury Trustees, shall be authorized, without further action by the Bankruptcy Court, to execute the applicable Plan-Related Documents (as such capitalized term is defined in Section IV.A of this Confirmation Order) and make modifications to such documents in accordance with the Plan’s terms, including Section XI.C of the Plan, and the terms of the Plan-Related Documents, if applicable, between the time of entry of this Confirmation Order and the Effective Date of the Plan.
          3. The Debtors are hereby authorized to amend or modify the Plan at any time prior to the substantial consummation of the Plan, but only in accordance with section 1127 of the Bankruptcy Code and Section XI.C of the Plan. In addition, without the need for a further order or authorization of the Bankruptcy Court or further notice to any Entities, but subject to the express provisions of this Confirmation Order and Section XI.C of the Plan, the Debtors shall be authorized and empowered to make modifications to the documents Filed with the Bankruptcy Court, including exhibits to the Plan or documents forming part of the evidentiary record at the Confirmation Hearing, consistent with the terms of such documents in their reasonable business judgment as may be necessary.
II. CLAIMS BAR DATES AND OTHER CLAIMS MATTERS.
A.	GENERAL BAR DATE PROVISIONS FOR ADMINISTRATIVE CLAIMS.
          Except as otherwise provided in Section III.A.1.e.ii of the Plan and Sections II.B and II.C below, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors at the addresses set forth in Section XI.H of the Plan no later than 60 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable Bar Date shall be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their respective property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the requesting party by 120 days after the Effective Date.

B.	BAR DATE FOR PROFESSIONAL FEE CLAIMS.
          Professionals or other Entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court a Final Fee Application no later than the last business day of the month following the month in which the Effective Date occurs; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. A Professional may include any outstanding, non-Filed monthly or interim request for payment of a Fee Claim pursuant to the Fee Order in its Final Fee Application. Objections to any Final Fee Application must be Filed and served on the Reorganized Debtors and the requesting party no later than 30 days after the deadline for Filing Final Fee Applications. The fee auditor in these Reorganization Cases (the “Fee Auditor”) shall provide initial reports (“Initial Reports”) to all Final Fee Applications no later than 30 days after the deadline for Filing Final Fee Applications, and any response to an Initial Report shall be provided within 30 days of the Filing of the applicable Initial Report. If a Professional or other Entity fails to respond timely to an Initial Report, the Fee Auditor is authorized to File a final report (“Final Report”) immediately with respect to such Final Fee Application. Regardless of whether a Professional provides a response to an Initial Report, the Fee Auditor shall File all Final Reports regarding Final Fee Applications no later than 90 days after the deadline for Filing Final Fee Applications. Any replies to the Fee Auditor’s Final Report shall be Filed within seven days of the Filing of the applicable Final

Report. The December 18, 2006 omnibus hearing shall be the final hearing on all Final Fee Applications. To the extent necessary, this Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims. Any pending, Filed interim requests for a Fee Claim pursuant to the Fee Order shall be resolved in the ordinary course in accordance with the Fee Order or, if sooner, in connection with the particular Professional’s Final Fee Application.
C.	BAR DATE FOR REJECTION DAMAGES CLAIMS.
          Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to Section V.C of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, their respective successors or their respective properties unless a proof of Claim is Filed and served on the Reorganized Debtors at the addresses set forth in Section XI.H of the Plan, on the later to occur of (1) 60 days after the Effective Date or (2) 30 days after the date of entry of an Order rejecting such Executory Contract or Unexpired Lease.
D.	RESOLUTION OF POSTPETITION INTEREST DISPUTES.
          To the extent any holder of a Class 6 Claim believes that it is entitled to Postpetition Interest at an interest rate other than the rate described in Section I.A.99.f.i of the Plan, the holder of such Claim must timely File and serve on the Debtors at the addresses set forth in Section XI.H of the Plan a Postpetition Interest Rate Determination Notice no later than June 26, 2006. Any disputes relating to a Postpetition Interest Rate Determination Notice shall be resolved in accordance with Section IV.P of the Plan.

E.	REINSTATEMENT OF CERTAIN CONTINGENT CLAIMS.
          1. Timely Claims (other than Asbestos Personal Injury Claims, Asbestos Property Damage Claims or Litigation Claims) (a) that remain contingent Claims as of the Effective Date (including, any liability or Claim for withdrawal liability under 29 U.S.C. §§ 1383 and/or 1385 of the Debtors or any third-party) and (b) that have not been objected to or disallowed under section 502(e)(1)(b) of the Bankruptcy Code or otherwise on or before the Claims Objection Bar Date shall be Reinstated and left unimpaired under the Plan.
          2. Such treatment as referenced in Section II.D.1 above includes any such Claim or liability of the Debtors or any third-party to Central States, Southeast and Southwest Area Pension Fund (“Central States”), a multi-employer plan as that term is defined by 29 U.S.C. § 1301(a)(3) (the “Central States Plan”), which Claim shall be left unimpaired, shall not be discharged and shall continue unaltered as if the Reorganization Cases had not been commenced. No third-party shall be released from any liability or Claim that Central States may have against that third-party as a result of the Debtors’ participation in the Central States Plan.
F.	ENFORCEMENT OF BAR DATE ORDER.
          In accordance with the Bar Date Order and section 502(b)(9) of the Bankruptcy Code, any Entity that failed to File a proof of Claim by the applicable Bar Date or was not otherwise permitted to File a proof of Claim after the applicable Bar Date by a Final Order of the Bankruptcy Court is and shall be barred, estopped and enjoined from asserting any Claim against the Debtors (1) in an amount that exceeds the amount, if any, that is identified in the Schedules on behalf of such Entity as undisputed, noncontingent and liquidated; or (2) of a different nature or a different classification than any Claim identified in the Schedules on behalf of such Entity. All Claims Filed after the applicable Bar Date and for which no Final Order has been entered by the Bankruptcy Court determining that such Claims were timely Filed shall be disallowed and expunged. Any Distribution on account of such Claims shall be limited to the amount, if any, listed in the applicable Schedules as undisputed, noncontingent and liquidated.
III.	APPROVAL OF EXECUTORY CONTRACT AND UNEXPIRED LEASE PROVISIONS AND RELATED PROCEDURES.
          A. The Executory Contract and Unexpired Lease provisions of Article V of the Plan are specifically approved.
          B. This Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments and rejections described in Sections V.A and V.C of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.
IV.	MATTERS RELATING TO IMPLEMENTATION OF THE PLAN.
A.	ACTIONS IN FURTHERANCE OF THE PLAN.
          1. Pursuant to section 1142 of the Bankruptcy Code, section 303 of the Delaware General Corporation Law and any comparable provisions of the business corporation law of any other state (collectively, the “Reorganization Effectuation Statutes”), without further action by the Bankruptcy Court or the stockholders, members, managers or board of directors of any Debtor or Reorganized Debtor, the Debtors, the Reorganized Debtors, as well as the Chairman of the Board, Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, Chief Operating Officer, Executive Vice President, Senior Vice President or any Vice President (collectively, the “Responsible Officers”) of the appropriate Debtor or Reorganized Debtor, are authorized to: (a) take any and all actions necessary or appropriate to implement, effectuate and consummate the Plan, this Confirmation Order or the transactions contemplated thereby or hereby, including those transactions identified in Article IV of the Plan;

and (b) execute and deliver, adopt or amend, as the case may be, any contracts, instruments, releases, agreements and documents necessary to implement, effectuate and consummate the Plan (collectively, the “Plan-Related Documents”), including those contracts, instruments, releases, agreements and documents identified in Article IV of the Plan.
          2. To the extent that, under applicable non-bankruptcy law, any of the foregoing actions would otherwise require the consent or approval of the stockholders or directors of any of the Debtors or Reorganized Debtors, this Confirmation Order shall, pursuant to section 1142 of the Bankruptcy Code and the Reorganization Effectuation Statutes, constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the directors and stockholders of the appropriate Debtor or Reorganized Debtor.
          3. The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of any Debtor or Reorganized Debtor or any officer thereof to take any and all actions necessary or appropriate to implement, effectuate and consummate the Plan, this Confirmation Order or the transactions contemplated thereby or hereby. In addition to the authority to execute and deliver, adopt or amend, as the case may be, the contracts, instruments, releases and other agreements specifically granted in this Confirmation Order, each of the Debtors and the Reorganized Debtors is authorized and empowered, without further action in the Bankruptcy Court or its directors, managers, trustees, members or stockholders, to take any and all such actions as any of its Responsible Officers may determine are necessary or appropriate to implement, effectuate and consummate the Plan, this Confirmation Order or the transactions contemplated thereby or hereby.

B.	APPROVAL OF NEW INVESTOR DOCUMENTS AND RIGHTS OFFERING.
          1. The New Investor Documents are ratified and approved in all respects.
          2. As of the Confirmation Date, the Debtors may enter into and effectuate any Rights Offering Documents, if applicable, perform under the New Investor Documents and take any actions appropriate or necessary to consummate the Rights Offering.
C.	CREATION OF ASBESTOS PERSONAL INJURY TRUST.
          1. On the Effective Date, the Asbestos Personal Injury Trust shall be created in accordance with the Plan and the Asbestos Personal Injury Trust Agreement. The Asbestos Personal Injury Trust and the Asbestos Personal Injury Trustees are authorized and empowered to receive the property to be transferred to the Asbestos Personal Injury Trust pursuant to Section IV.G of the Plan.
          2. Pursuant to the Reorganization Effectuation Statutes, as applicable, and other appropriate provisions of applicable state laws governing corporations or other legal Entities and section 1142(b) of the Bankruptcy Code, without further action by the Bankruptcy Court or the directors, managers, trustees, partners, members or stockholders of any Reorganized Debtor, the Reorganized Debtors are authorized and directed to execute, deliver and perform their obligations under the Asbestos Personal Injury Trust Agreement and to execute, deliver, file and record all such other contracts, instruments, agreements or documents and take all such other actions as any of the Responsible Officers of the Reorganized Debtors may determine are necessary, appropriate or desirable in connection therewith. The Asbestos Personal Injury Trust Agreement, as in effect on the Effective Date, shall be substantially in the form of Exhibit I.A.18 to the Plan. The Asbestos Personal Injury Trust Distribution Procedures shall be substantially in the form of Exhibit I.A.19; provided, however, that any holder of an Asbestos Personal Injury

Claim in Class 7 submitting a ballot to accept or reject the Plan after June 2, 2006 but on or before June 13, 2006 shall not be disqualified from being considered a “PI Trust Voting Claim” for purposes of the Asbestos Personal Injury Trust Distribution Procedures on account of such holder’s submission of a ballot after the June 2, 2006 voting deadline.
D.	TRANSFERS OF PROPERTY TO AND ASSUMPTION OF CERTAIN LIABILITIES BY THE ASBESTOS PERSONAL INJURY TRUST.
1.	Transfer of Books and Records to the Asbestos Personal Injury Trust.
          a. As described in Section IV.G.1 of the Plan, on the Effective Date or as soon thereafter as is reasonably practicable, on the terms of the Cooperation Agreement and in accordance with written instructions provided to the Reorganized Debtors by the Asbestos Personal Injury Trust, the Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the Asbestos Personal Injury Trust copies of those books and records agreed upon by the parties that pertain directly to Asbestos Personal Injury Claims that have been asserted against any Debtor.
          b. In furtherance of Section IV.G.1 of the Plan, the Cooperation Agreement, in substantially the form of Exhibit IV.G.1 to the Plan, is approved and the Reorganized Debtors are authorized to enter into and perform under such agreement.
          c. Pursuant to the Plan and this Confirmation Order, to the extent the Debtors or Reorganized Debtors provide any privileged books and records under Section IV.G.1 of the Plan, such transfer shall not result in the destruction or waiver of any applicable privileges pertaining to such books and records.
2.	Funding the Asbestos Personal Injury Trust.

The Reorganized Debtors shall fund the Asbestos Personal Injury Trust in accordance with Section IV.G.2 of the Plan.

3.	Transfer of the Asbestos Personal Injury Insurance Asset.
             On the Effective Date, the Reorganized Debtors shall transfer to the Asbestos Personal Injury Trust the Asbestos Personal Injury Insurance Asset.
4.	Assumption of Certain Liabilities by the Asbestos Personal Injury Trust.
             On the Effective Date, upon creation of the Asbestos Personal Injury Trust, the Asbestos Personal Injury Trust, in consideration for the property transferred to the Asbestos Personal Injury Trust pursuant to Sections IV.G.2 and IV.G.3 of the Plan and in furtherance of the purposes of the Asbestos Personal Injury Trust and the Plan, shall, automatically and without further act or deed, assume all Liabilities and responsibility for all Asbestos Personal Injury Claims, and the Reorganized Debtors shall have no further financial or other responsibility or liability therefor. The Asbestos Personal Injury Trust also shall, automatically and without further act or deed, assume all liability for premiums, deductibles, retrospective premium adjustments, security or collateral arrangements, or any other charges, costs, fees or expenses (if any) that become due to any insurer in connection with the Asbestos Personal Injury Insurance Asset as a result of Asbestos Personal Injury Claims against Entities insured under policies included in the Asbestos Personal Injury Insurance Asset by reason of vendor’s endorsements, or under the indemnity provisions of settlement agreements that any Debtor made with various insurers prior to the Petition Date to the extent that those indemnity provisions relate to Asbestos Personal Injury Claims, and the Reorganized Debtors shall have no further financial or other responsibility or liability for any of the foregoing. Except as otherwise provided in the Plan, the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures, the Asbestos Personal Injury Trust shall have all defenses, cross-claims, offsets and recoupments, as well as rights of indemnification, contribution, subrogation and similar rights, regarding such Asbestos Personal Injury Claims that the Debtors or the Reorganized Debtors have or would have had under applicable law.
5.	Indemnification by the Asbestos Personal Injury Trust.
             The Asbestos Personal Injury Trust shall protect, defend, indemnify and hold harmless, to the fullest extent permitted by applicable law, each Protected Party from and against any Asbestos Personal Injury Claim and any related damages.
E.	RELEASE OF LIENS.
          Except as otherwise provided in the Plan (including with respect to those Industrial Revenue Bonds that are Reinstated pursuant to Section III.B.5 of the Plan) or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article III of the Plan, all mortgages, deeds of trust, liens or other security interests against the property of any Estate shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, shall revert to the applicable Reorganized Debtor and its successors and assigns and the former holder thereof will, upon request of any Debtor, execute such documents evidencing such release and discharge as such Debtor may reasonably request.
F.	EXEMPTIONS FROM TAXATION.
          Pursuant to section 1146(a) (formerly 1146(c)) of the Bankruptcy Code, (1) the following shall not be subject to any stamp tax or similar tax: (a) the issuance, transfer or exchange of the Additional Common Stock, the Note or the Contingent Payment Note; (b) the creation of any mortgage, deed of trust, lien or other security interest; (c) the making or assignment of any lease or sublease; (d) any Restructuring Transaction; or (e) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments executed in connection with any Restructuring Transaction pursuant to the Plan; and (2) the appropriate state or local governmental officials or agents are hereby directed to forego the collection of any such tax and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax.
V.	RELEASES AND EXCULPATION PROVISIONS.
          The Plan release, exculpation and injunction provisions as set forth in, among others, Sections IV.H.3 and XI.B of the Plan are approved in all respects, are incorporated herein in their entirety, are so ordered and shall be immediately effective on the Effective Date of the Plan without further action by the Bankruptcy Court, any of the parties to such releases or any other party.
VI.	OBJECTIONS TO CONFIRMATION.
A.	RESOLUTION OF CERTAIN OBJECTIONS TO CONFIRMATION.
          Certain of the Objections to Confirmation, whether informal or filed, to the extent not satisfied by the Plan Modifications or by a separate agreement, are hereby resolved on the terms and subject to the conditions set forth below. The compromises and settlements contemplated by each resolution to an Objection are fair, equitable and reasonable, are in the best interests of the Debtors and their respective Estates and creditors and are expressly approved pursuant to Bankruptcy Rule 9019.

          1. Informal Objections of Safeco Insurance Company of America. Nothing in the Plan or this Confirmation Order shall alter the rights of Safeco Insurance Company of America (“Safeco”) under the Collateral Pledge Agreement (the “CPA”) executed by USG on January 24, 2001 and the letter of credit issued in connection therewith, and the issuer of the letter of credit referenced in that agreement shall not be discharged from its obligations under such letter of credit. Moreover, to the extent that any such letter of credit issued for the benefit of Safeco is drawn in full, any remaining Claim of Safeco for attorneys’ fees that relate to the “Bond(s)” referenced in the CPA or which are otherwise payable under the CPA will be satisfied by the Reorganized Debtors in the ordinary course of business.
          2. Informal Objections of the IRS. The Plan shall not be deemed to extinguish, waive or otherwise prejudice the rights of the IRS under section 553 of the Bankruptcy Code in respect of prepetition indebtedness owed by the IRS to the Debtors. With respect to any Priority Tax Claim of the IRS, Postpetition Interest will be paid up through the date of payment.
          3. Filed Objection of the Nevada Department of Taxation. The Nevada Department of Taxation’s two proofs of claim — (a) proof of claim number 1213, consisting of a Priority Tax Claim in the amount of $1,474.89 and a General Unsecured Claim in the amount of $50.00, and (b) proof of claim number 1345, consisting of a Priority Tax Claim in the amount of $7,551.63 — shall be Allowed Claims and shall be paid, in accordance with Plan, with applicable Postpetition Interest.
          4. Agreement with Federal Insurance Company. Subject to the satisfaction of Federal Insurance Company’s obligations under the Settlement Agreement and Mutual Release with Federal Insurance Company (the “Federal Settlement”) and the entry of an order approving the Federal Settlement, the Federal Parties (as defined in the Federal Settlement) shall be “Settling Insurers” and “Protected Parties” under the Plan and entitled to receive the benefits and protections of the Asbestos Permanent Channeling Injunction.
B.	OVERRULING OF CERTAIN OBJECTIONS TO CONFIRMATION.
          All Objections not otherwise addressed herein or previously withdrawn are hereby overruled for the reasons set forth on the record at the Confirmation Hearing and in Section II.G of the Findings and Conclusions.
VII.	DISCHARGE AND INJUNCTIONS.
A.	DISCHARGE OF CLAIMS.
          1. The Plan discharge provisions as set forth in Section IX.A of the Plan are approved in all respects, are incorporated herein in their entirety, are so ordered and shall be immediately effective on the Effective Date of the Plan without further action by the Bankruptcy Court or any other party.
          2. Except as specifically set forth in Section IX.A of the Plan, as of the Effective Date, pursuant to sections 524 and 1141 of the Bankruptcy Code, the Reorganized Debtors shall be discharged of all Claims and other debts and Liabilities, in accordance with Section IX.A of the Plan.
B.	INJUNCTIONS.
1.	Issuance of the Asbestos Permanent Channeling Injunction and the Asbestos Personal Injury Insurance Asset Entity Injunction.
             In connection with the creation of the Asbestos Personal Injury Trust, the Asbestos Permanent Channeling Injunction shall be, and hereby is, issued as of the Effective Date, pursuant to section 524(g) of the Bankruptcy Code. In connection with the creation of the Asbestos Personal Injury Trust and to supplement the injunctive relief of a discharge under section 524 of the Bankruptcy Code, the Asbestos Personal Injury Insurance Asset Entity Injunction shall be, and hereby is, issued as of the Effective Date, pursuant to section 105(a) of the Bankruptcy Code.
2.	Protected Parties Under the Asbestos Permanent Channeling Injunction.
          In connection with the Asbestos Permanent Channeling Injunction set forth below, “Protected Party” means any of the following parties:
               a. any Debtor, Reorganized Debtor or any Affiliate of the foregoing;
               b. any former or present director, officer or employee of any Debtor, Reorganized Debtor or any Affiliate of the foregoing but only in their capacity as such;
               c. any stockholder of any Debtor but only in their capacity as such;
               d. any Entity that, pursuant to the Plan or on or after the Effective Date, becomes a direct or indirect transferee of, or successor to, any assets of any Debtor, Reorganized Debtor or the Asbestos Personal Injury Trust (but only to the extent that liability is asserted to exist by reason of it becoming such a transferee or successor);
               e. any Entity that, pursuant to the Plan or on or after the Effective Date, makes a loan to any Debtor, Reorganized Debtor or the Asbestos Personal Injury Trust or to a successor to, or transferee of, any assets of any Debtor, Reorganized Debtor or the Asbestos Personal Injury Trust (but only to the extent that liability is asserted to exist by reason of such Entity becoming such a lender or to the extent any pledge of assets made in connection with such a loan is sought to be upset or impaired);
               f. any Entity to the extent such Entity is alleged to be directly or indirectly liable for the conduct of, Claims against or Demands on any Debtor,

Reorganized Debtor or the Asbestos Personal Injury Trust to the extent that such alleged liability arises by reason of one or more of the following:
(i)	such Entity’s ownership of a financial interest in any Debtor, Reorganized Debtor, a Past Affiliate, a present Affiliate of any Debtor or Reorganized Debtor, or Predecessor in Interest;

(ii)	such Entity’s involvement in the management of any Debtor, any Reorganized Debtor or any Predecessor in Interest;

(iii)	such Entity’s service as an officer, director or employee of any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, any Predecessor in Interest or any Entity that owns or at any time has owned a financial interest in any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, or any Predecessor in Interest; or

(iv)	such Entity’s involvement in a transaction changing the corporate structure, or in a loan or other financial transaction affecting the financial condition, of any Debtor, any Reorganized Debtor or any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, any Predecessor in Interest or any Entity that owns or at any time has owned a financial interest in any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, or any Predecessor in Interest, including (A) involvement in providing financing (debt or equity) or advice to an Entity involved in such a transaction or (B) acquiring or selling a financial interest in any Entity as part of such transaction; or
g.	any Settling Insurer.
3.	Asbestos Permanent Channeling Injunction.
             Pursuant to section 524(g) of the Bankruptcy Code, all Entities shall be permanently and forever stayed, restrained and enjoined from taking any actions against any Protected Party for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any Asbestos Personal Injury Claim, all of which shall be channeled to the Asbestos Personal Injury Trust for resolution as set forth in the Asbestos Personal Injury Trust Agreement and the related Asbestos Personal Injury Trust Distribution Procedures, including:
          a. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including a judicial, arbitral, administrative or other proceeding) in any forum against any Protected Party or any property or interests in property of any Protected Party;
          b. enforcing, levying, attaching (including any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any Protected Party or any property or interests in property of any Protected Party;
          c. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Protected Party or any property or interests in property of any Protected Party;
          d. setting off, seeking reimbursement of, contribution from or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; and
          e. proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos Personal Injury Trust, except in conformity and compliance therewith.

4.	Asbestos Personal Injury Insurance Asset Entity Injunction.
          a. Subject to the provisions of Section IX.B.3.a of the Plan, all Entities (not including the Asbestos Personal Injury Trust or the Reorganized Debtors) that have held or asserted, that hold or assert or that may in the future hold or assert any Claim, Demand or cause of action (including any Asbestos Personal Injury Claim assumed by the Asbestos Personal Injury Trust) against any Asbestos Personal Injury Insurance Asset Entity based upon, relating to, arising out of or in any way connected with any Asbestos Personal Injury Claim or Asbestos Personal Injury Insurance Asset whenever and wherever arisen or asserted (including all Claims in the nature of or sounding in tort, or under contract, warranty or any other theory of law, equity or admiralty) shall be stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payments, satisfaction or recovery with respect to any such Claim, Demand or cause of action, including:
(i)	commencing, conducting or continuing, in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including a judicial, arbitration, administrative or other proceeding) in any forum with respect to any such Claim, Demand, or cause of action against any Asbestos Personal Injury Insurance Asset Entity, or against the property of any Asbestos Personal Injury Insurance Asset Entity, with respect to any such Claim, Demand or cause of action;

(ii)	enforcing, levying, attaching (including any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any Asbestos Personal Injury Insurance Asset Entity, or against the property of any Asbestos Personal Injury Insurance Asset Entity, with respect to any such Claim, Demand or cause of action;

(iii)	creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Asbestos Personal Injury Insurance Asset Entity, or the property of any Asbestos Personal Injury Insurance Asset Entity, with respect to any such Claim, Demand or cause of action; and

(iv)	setting off, seeking reimbursement of, contribution from or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any obligation of any Asbestos Personal Injury Insurance Asset Entity, or against the property of any Asbestos Personal Injury Insurance Asset Entity, with respect to any such Claim, Demand and or cause of action.
          b. Notwithstanding anything to the contrary above, the Asbestos Personal Injury Insurance Entity Injunction shall not enjoin:
(i)	the rights of Entities to the treatment accorded them under Articles II and III of the Plan, as applicable, including the rights of Entities with Asbestos Personal Injury Claims to assert such Asbestos Personal Injury Claims against the Asbestos Personal Injury Trust, in accordance with the Asbestos Personal Injury Trust Distribution Procedures and the terms of the Plan;

(ii)	the rights of Entities to assert any Claim, debt, obligation or liability for payment of Asbestos Personal Injury Trust-related expenses against the Asbestos Personal Injury Trust;

(iii)	the rights of the Asbestos Personal Injury Trust and the Reorganized Debtors, as applicable, to prosecute any action based on or arising from Asbestos Personal Injury Insurance Asset;

(iv)	the rights of the Asbestos Personal Injury Trust to assert any claim, debt, obligation or liability for payment against an Asbestos Personal Injury Insurance Asset Entity based on or arising from the Asbestos Personal Injury Insurance Asset; and

(v)	the rights of Entities to assert any claim, debt, right, obligation or liability that (A) arises or relates to any insurance policy or any portion of any insurance policy that is not an Asbestos Personal Injury Insurance Asset and (B) is not subject to the Asbestos Permanent Channeling Injunction.
5.	General Injunctions Related to Discharge or Releases Granted Pursuant to the Plan.
               a. In addition to the Asbestos Permanent Injunction and Asbestos Personal Injury Insurance Asset Entity Injunction set forth above, except as provided in the Plan or this Confirmation Order, as of the Effective Date, all Entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged pursuant to the terms of the Plan shall be permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtors or their respective property, other than to enforce any right pursuant to the Plan to a Distribution; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtors or their respective property, other than as permitted pursuant to (i) above; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtors or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.
               b. In addition to the Asbestos Permanent Injunction and Asbestos Personal Injury Insurance Asset Entity Injunction set forth above, except as provided in the Plan or this Confirmation Order, as of the Effective Date, all Entities that have held, currently hold or may hold any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Plan shall be permanently enjoined from taking any of the following actions against any released Entity or its property on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released Entity; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.
VIII.	DISSOLUTION OF THE COMMITTEES AND DISCHARGE OF THE ASBESTOS PERSONAL INJURY FUTURES REPRESENTATIVE.
                    In accordance with Section XI.A of the Plan, on the Effective Date, each of the Creditors’ Committee, Asbestos Personal Injury Committee, Asbestos Property Damage Committee and Equity Committee shall dissolve and the members of such committees shall be released and discharged from all duties and obligations arising from or related to the Reorganization Cases. Similarly, on the Effective Date, the Asbestos Personal Injury Futures Representative shall be deemed released and discharged from all duties and obligations from or related to the Reorganization Cases; provided, however, that the Asbestos Personal Injury Futures Representative may continue to serve or have obligations under the Asbestos Personal Injury Trust Agreement and be paid solely from the Asbestos Personal Injury Trust. As of the Effective Date, the Reorganized Debtors’ obligations to indemnify or provide liability insurance for the Asbestos Personal Injury Futures Representative shall terminate. The Professionals retained by such committees and the members thereof or by the Asbestos Personal Injury Futures Representative shall not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.e.ii.A of the Plan and in connection with any appeal of the Confirmation Order.
IX.	RETENTION OF JURISDICTION BY THE BANKRUPTCY COURT AND THE DISTRICT.
A.	RETENTION OF EXCLUSIVE JURISDICTION BY THE BANKRUPTCY COURT.
                    Notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, pursuant to Section X.A of the Plan and subject to Section X.B of the Plan, the Bankruptcy Court shall retain such exclusive jurisdiction over the Reorganization Cases and any matter related to the Reorganization Cases after the Effective Date as is legally permissible, including exclusive jurisdiction over the matters described in Sections X.A.1 through X.A.13 of the Plan. To the extent that it is not legally permissible for the Bankruptcy Court to have exclusive jurisdiction over any of the matters described in Section X.A of the Plan, the Bankruptcy Court shall have nonexclusive jurisdiction over such matters to the extent legally permissible.
B.	EXCLUSIVE JURISDICTION OF THE DISTRICT COURT.
                    Notwithstanding the entry of this Confirmation Order, the occurrence of the Effective Date and anything to the contrary in Section X.A of the Plan, the District Court shall retain exclusive jurisdiction over matters relating to section 524(g) of the Bankruptcy Code and the Asbestos Permanent Channeling Injunction, including exclusive jurisdiction to determine matters that may be set forth in the Asbestos Permanent Channeling Injunction, or that may arise in connection with the Asbestos Permanent Channeling Injunction.
C.	JURISDICTION RELATING TO ASBESTOS PERSONAL INJURY CLAIMS.
                    Notwithstanding anything in this Section IX or Article X of the Plan to the contrary, the resolution of Asbestos Personal Injury Claims and the forum in which such resolution shall be determined shall be governed by and in accordance with the Asbestos Personal Injury Trust Distribution Procedures and the Asbestos Personal Injury Trust Agreement.
X.	WAIVER OF THE STAY OF BANKRUPTCY RULE 3020(e).
                    Pursuant to Bankruptcy Rule 3020(e), this Confirmation Order shall not be stayed and shall be immediately effective upon entry on the docket of the Bankruptcy Court and the District Court.
XI.	NOTICE OF ENTRY OF CONFIRMATION ORDER.
                    A. Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), the Debtors or the Reorganized Debtors are directed to serve, within 10 days after the occurrence of the Effective Date, a notice of the entry of this Confirmation Order, which shall include notice of the bar dates established by the Plan and this Confirmation Order and notice of the Effective Date, substantially in the form of Exhibit C attached hereto and incorporated herein by reference (the “Confirmation Notice”), on all parties that received notice of the Confirmation Hearing; provided, however, that, with respect to Asbestos Personal Injury Claims, the Reorganized Debtors shall be obligated to serve the Confirmation Notice only to counsel to holders of Asbestos Personal Injury Claims, to the extent that the holders of such claims are represented by known counsel, unless such counsel requests otherwise in writing within 10 days of service of the Confirmation Notice.

                    B. As soon as practicable after the entry of this Confirmation Order, the Debtors shall make copies of this Confirmation Order and the Confirmation Notice available on the Debtors’ website.
                    C. No later than 20 Business Days after the Effective Date, the Debtors are directed to publish the version of the Confirmation Notice attached hereto as Exhibit D once in the national editions of The Wall Street Journal, The New York Times and USA Today and once in the national edition of a Canadian newspaper (either The Globe & Mail or National Post). The Debtors are authorized to pay all fees associated with the publication program described in this paragraph to Kinsella/Novak Communications, Ltd., which will coordinate publication of the Confirmation Notice for the Debtors.

XII.	ORDERS OF THE BANKRUPTCY COURT AND THE DISTRICT COURT
                    The Plan is hereby confirmed in its entirety pursuant to section 1129 of the Bankruptcy Code, and the Asbestos Permanent Channeling Injunction is hereby issued pursuant to section 524(g) of the Bankruptcy Code. To the extent necessary, the District Court withdraws the reference for purposes of entering this Confirmation Order.
THIS ORDER IS HEREBY DECLARED TO BE IN RECORDABLE FORM AND SHALL BE ACCEPTED BY ANY RECORDING OFFICER FOR FILING AND RECORDING PURPOSES WITHOUT FURTHER OR ADDITIONAL ORDERS, CERTIFICATIONS OR OTHER SUPPORTING DOCUMENTS.

Dated: 6/15/2006	/s/ Judith K. Fitzgerald

16:45:19	UNITED STATES BANKRUPTCY JUDGE

Dated: June 15, 2006	/s/ Joy Flowers Conti

UNITED STATES DISTRICT JUDGE

EXHIBIT B
MODIFICATIONS TO FIRST AMENDED JOINT PLAN OF
REORGANIZATION OF USG CORPORATION AND ITS DEBTOR SUBSIDIARIES

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re:		:
		:	Chapter 11
USG CORPORATION,		:
a Delaware corporation, et al.,[1]		:	Jointly Administered
		:	Case No. 01-2094 (JKF)
	Debtors.	:
:
:
:
MODIFICATIONS TO FIRST AMENDED JOINT PLAN OF
REORGANIZATION OF USG CORPORATION AND ITS DEBTOR SUBSIDIARIES
          The above-captioned debtors (collectively, the “Debtors”) hereby propose the following additions and modifications to the First Amended Joint Plan of Reorganization of USG Corporation and Its Debtor Subsidiaries, dated March 27, 2006 (as included in the solicitation packages, the “Plan”), pursuant to section 1127 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532, and Section XI.C of the Plan:
          1. Section I.A.42 of the Plan is modified and restated as follows:2
          42. “Confirmation Order” means the order, including the findings of facts and conclusions of law, of the Bankruptcy Court or the District Court, which, if entered only by the Bankruptcy Court, is affirmed by the District Court, that confirms the Plan pursuant to section 1129 of the Bankruptcy Code.
          2. Section I.A.60 of the Plan is modified and restated as follows:
          60. “Distribution Record Date” means the first day of the Confirmation ~~Date~~Hearing.

[1]	The Debtors are the following 11 entities: USG Corporation, United States Gypsum Company, USG Interiors, Inc., USG Interiors International, Inc., L&W Supply Corporation, Beadex Manufacturing, LLC, B-R Pipeline Company, La Mirada Products Co., Inc., USG Industries, Inc., USG Pipeline Company and Stocking Specialists, Inc.

[2]	All modified and restated Plan provisions are marked to reflect the modifications thereto.

          3. Section I.A.97a is added to the Plan as follows:
          97a. “PI Insurer Coverage Defenses” means all defenses at law or in equity that any Asbestos Personal Injury Insurance Asset Entity may have under applicable law to provide insurance coverage to or for any Claim, Demand, or any other claim for coverage, payment or reimbursement of any kind.
          4. Section III.A.1.e.ii.A of the Plan is modified and restated as follows:
          A. Professional Compensation
          Professionals or other Entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court a Final Fee Application no later than ~~90 days after~~the last business day of the month following the month in which the Effective Date occurs; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. A Professional may include any outstanding, non-Filed monthly or interim request for payment of a Fee Claim pursuant to the Fee Order in its Final Fee Application. Objections to any Final Fee Application must be Filed and served on the Reorganized Debtors and the requesting party ~~by the~~no later ~~of (1) 120 days after the Effective Date or (2) 30 days after the Filing of the applicable Final Fee Application~~than 30 days after the deadline for Filing Final Fee Applications. The fee auditor in these Reorganization Cases (the “Fee Auditor”) shall provide initial reports (“Initial Reports”) to all Final Fee Applications no later than 30 days after the deadline for Filing Final Fee Applications, and any response to an Initial Report shall be provided within 30 days of the Filing of the applicable Initial Report. If a Professional or other Entity fails to respond timely to an Initial Report, the Fee Auditor is authorized to File a final report (“Final Report”) immediately with respect to such Final Fee Application. Regardless of whether a Professional provides a response to an Initial Report, the Fee Auditor shall File all Final Reports regarding Final Fee Applications no later than 90 days after the deadline for Filing Final Fee Applications. Any replies to the Fee Auditor’s Final Report shall be Filed within seven days of the Filing of the applicable Final Report. The December 18, 2006 omnibus hearing shall be the final hearing on all Final Fee Applications. To the extent necessary, the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims. Any pending, Filed interim requests for a Fee Claim pursuant to the Fee Order shall be resolved in the ordinary course in accordance with the Fee Order or, if sooner, in connection with the particular Professional’s Final Fee Application.

          5. Section III.A.2.a of the Plan is modified and restated as follows:
          a. Priority Tax Claims
          Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of its Priority Tax Claim, payment in full of the allowed amount of the Priority Tax Claim plus Postpetition Interest on the later of the Effective Date or ~~as soon as practicable~~90 days after the date when such Claim becomes an Allowed Claim.
          6. Section III.B.7 of the Plan is modified to include the additional language shown below:
          7. Class 7 Claims (Asbestos Personal Injury Claims) are impaired. On the Effective Date, all Asbestos Personal Injury Claims shall be channeled to the Asbestos Personal Injury Trust, which shall be funded pursuant to Section IV.G. All Asbestos Personal Injury Claims shall be determined and paid pursuant to the terms of the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures, subject to the right of any Asbestos Personal Injury Insurance Asset Entity to assert any PI Insurer Coverage Defense in response to a demand that such insurer handle, defend or pay any such Claim. Pursuant to section 524(g) of the Bankruptcy Code, the Plan and the Confirmation Order shall permanently and forever stay, restrain and enjoin any Entity from taking any actions against any Protected Party for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any Asbestos Personal Injury Claim, all of which shall be channeled to the Asbestos Personal Injury Trust for resolution as set forth in the Asbestos Personal Injury Trust Agreement and the related Asbestos Personal Injury Trust Distribution Procedures, including:
          7. Section IV.H.2 of the Plan is modified and restated as follows:
          2. Comprehensive Settlement of Claims and Controversies
          Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases set forth in Section IV.H.3, shall constitute a good faith compromise and settlement of all claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Claim, Asbestos Personal Injury Claim or Interest or any Distribution to be made pursuant to the Plan on account of any Allowed Claim, Asbestos Personal Injury Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s or the District Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s or the District Court’s finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors and their respective property and Claim and Interest holders and is fair, equitable and reasonable.
          8. Section IV.H.3.b.i of the Plan is modified and restated as follows:
          b. Release by the Debtors and Reorganized Debtors
          Without limiting any applicable provisions of or releases contained in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all Entities who may purport to claim by, through, for or because of them, shall be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date in any way relating to any Debtor, the Reorganization Cases or the Plan that such Entity has, had or may have against each of the present or, to the extent they served during the Reorganization Cases, former directors or officers of the Debtors acting in such capacity.
          9. Section IV.H.3.c is modified and restated as follows:
          c. General Releases by Holders of Claims or Interests
          ~~Without~~To the maximum extent permitted by applicable law, without limiting any other applicable provisions of, or releases contained in, the Plan or the Bankruptcy Code, as of the Effective Date, in consideration for, among other things, the obligations of the Debtors and the Reorganized Debtors under the Plan, the Note, the Contingent Payment Note, the New Investor Documents, cash and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim or Interest that votes in favor of the Plan shall be deemed to forever release, waive and discharge all Liabilities in any way relating to any Debtor, the Reorganization Cases or the Plan that such Entity has, had or may have against any Debtor, any Reorganized Debtor, the New Investor and each of their respective present or former directors, officers, employees, subsidiaries, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity (which release shall be in addition to the discharge of Claims provided herein and under the Confirmation Order and the Bankruptcy Code).

          10. Section IV.I.3 of the Plan is modified and restated as follows:
               3. Workers’ Compensation Benefits
               From and after the Effective Date, the Reorganized Debtors, ~~in their sole discretion, may~~ shall continue to pay ~~valid~~in the ordinary course compensable Claims arising before the Petition Date under the Debtors’ workers’ compensation programs.
          11. Section IV.J.3.a of the Plan is modified and restated as follows:
               3. Insurance Neutrality
               a. Notwithstanding anything to the contrary in the Plan or the Confirmation Order, nothing in the Plan ~~or the Confirmation Order (including any other provision that purports to be preemptory or supervening), shall in any way operate to, or have the effect of, impairing the insurers’ legal, equitable or contractual rights, if any, in respect of any Claims~~, any Exhibit to the Plan, the Confirmation Order or any finding of fact and/or conclusion of law with respect to the Confirmation of the Plan, shall limit the right of any Asbestos Personal Injury Insurance Asset Entity to assert any PI Insurer Coverage Defense. The rights of insurers shall be determined under the relevant insurance policies or insurance settlements, as applicable, and under applicable law.
          12. Section IV.J.4 is added to the Plan as follows:
               4. Collateral Effects of Confirmation
               a. The Plan and the Confirmation Order shall be binding on the Debtors, the Reorganized Debtors, the Asbestos Personal Injury Trust and the beneficiaries of the Asbestos Personal Injury Trust. While the obligations, if any, of the Asbestos Personal Injury Trust to pay holders of Asbestos Personal Injury Claims shall be determined pursuant to the Plan and the Asbestos Personal Injury Trust Distribution Procedures, neither the Bankruptcy Court’s or District Court’s approval of the Plan and the Asbestos Personal Injury Trust Distribution Procedures, nor the Confirmation Order shall, with respect to any Asbestos Personal Injury Insurance Asset Entity (including on the basis of the decisions in UNR Industries, Inc. v. Continental Casualty Co., 942 F.2d 1101 (7th Cir. 1991) or Fuller-Austin Insulation Co. v. Fireman’s Fund Inc. Co., et al., Case No. BC 116835, 2002 WL 31005090 (Cal. Superior Ct. Aug. 6, 2002)), constitute a trial or hearing on the merits, an adjudication or judgment, or be used as evidence to prove:
               i. that any of the Debtors, the Asbestos Personal Injury Trust or any Asbestos Personal Injury Insurance Asset Entity is liable for, or otherwise obligated to pay with respect to, any individual Asbestos Personal Injury Claim;
               ii. that the procedures established by the Plan, including the Asbestos Personal Injury Trust Distribution Procedures, for evaluating and paying channeled Asbestos Personal Injury Claims are reasonable and/or consistent with any procedures that were used to evaluate or settle channeled Asbestos Personal Injury Claims against the Debtors before the Petition Date;
               iii. that the settlement of, or the value assigned to, any individual channeled Asbestos Personal Injury Claim pursuant to the Asbestos Personal Injury Trust Distribution Procedures was reasonable and/or otherwise appropriate;
               iv. that any of the Asbestos Personal Injury Insurance Asset Entities participated in and/or consented to the negotiation of the Plan or the Asbestos Personal Injury Trust Distribution Procedures;
               v. that any of the Debtors or the Asbestos Personal Injury Trust Distribution Procedures have suffered an insured loss with respect to any channeled Asbestos Personal Injury Claim; or
               vi. as to the liability, or amount thereof on an aggregate basis or for any individual claim, of the Debtors or any of the Asbestos Personal Injury Trust for Asbestos Personal Injury Claims.
          b. Notwithstanding anything in Sections IV.J.3 or IV.J.4 to the contrary, nothing in Sections IV.J.3 or IV.J.4 shall affect or limit or be construed as affecting or limiting the protection afforded to any Settling Insurer by the Asbestos Permanent Channeling Injunction and/or the Asbestos Personal Injury Insurance Asset Entity Injunction.
          c. Nothing in Sections IV.J.3 or IV.J.4 is intended or shall be construed to preclude otherwise applicable principles of res judicata or collateral estoppel from being applied against any Asbestos Personal Injury Insurance Asset Entity with respect to any issue that is actually litigated by such Asbestos Personal Injury Insurance Asset Entity as part of its objections, if any, to Confirmation of the Plan or as part of any contested matter or adversary proceeding filed by such Asbestos Personal Injury Insurance Asset Entity in conjunction with or related to Confirmation of the Plan.
          d. Nothing in the Plan, the Confirmation Order or any findings of fact and/or conclusions of law with respect to the Confirmation or consummation of the Plan shall limit the right, if any, of (i) any Asbestos Personal Injury Insurance Asset Entity to assert any PI Insurer Coverage Defense including by presenting evidence and/or argument with respect to any of the matters specified in clauses Section IV.J.4.a.i through Section IV.J.4.a.vi above or (ii) any other party in any such insurance coverage action to assert any appropriate position. Except as provided in Section IV.J.4.c above, none of the matters specified in Section IV.J.4.a.i through Section IV.J.4.a.vi above shall have any res judicata or collateral estoppel effect against any Asbestos Personal Injury Insurance Asset Entity.

          13. Section IV.J.5 is added to the Plan as follows:
               5. Contribution Claims
               If a non-settling Asbestos Personal Injury Insurance Asset Entity asserts that it has rights of contribution, indemnity, reimbursement, subrogation or other similar claims (collectively, for purposes of this Section IV.J.5, “Contribution Claims”) against a Settling Insurer, (a) such Contribution Claims may be asserted as a defense or counterclaim against the Asbestos Personal Injury Trust or the Reorganized Debtors (as applicable) in any action including such non-settling Asbestos Personal Injury Insurance Asset Entity, and the Asbestos Personal Injury Trust or the Reorganized Debtors (as applicable) may assert the legal or equitable rights, if any, of the Settling Insurer, and (b) to the extent such Contribution Claims are determined to be valid, the liability (if any) of such non-settling Asbestos Personal Injury Insurance Asset Entity to the Asbestos Personal Injury Trust or the Reorganized Debtors (as applicable) shall be reduced by the amount of such Contribution Claims.
          14. Section V.A. 4 of the Plan is modified to include the additional language shown below:
               4. Approval of Assumptions and Assumption Procedures
               The Confirmation Order shall constitute an order of the Bankruptcy Court or the District Court approving the assumptions described in Section V.A.1, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The appropriate procedures for assumption of an Executory Contract or Unexpired Lease are as follows:
          15. Section V.C of the Plan is modified to include the additional language shown below:
C.	Executory Contracts and Unexpired Leases to Be Rejected and Rejection Procedures
               On the Effective Date, each Executory Contract and Unexpired Lease listed on Exhibit V.C shall be rejected pursuant to section 365 of the Bankruptcy Code. Each contract and lease listed on Exhibit V.C shall be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.C shall not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder. The Confirmation Order shall constitute an order of the Bankruptcy Court or the District Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The appropriate procedures for rejection of an Executory Contract or Unexpired Lease are as follows:

          16. Section VIII.A.1 of the Plan is modified and restated as follows:
               1. The Confirmation Order shall have been entered by the Bankruptcy Court ~~or the District Court (and, if the Confirmation Order is entered by the Bankruptcy Court, shall have been fully affirmed by~~and the District Court), shall be acceptable in form and substance to the Debtors and shall be reasonably satisfactory to the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative.
          17. Section VIII.B.2 of the Plan is modified and restated as follows:
               2. The Confirmation Order has been entered by the Bankruptcy Court ~~or the District Court (and, if the Confirmation Order is entered by the Bankruptcy Court, has been fully affirmed by~~and the District Court) and shall have become a Final Order.
          18. Section VIII.D of the Plan is modified and restated as follows:
D.	Effect of Nonoccurrence of Conditions to the Effective Date
               If each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Section VIII.C, then upon motion by the Debtors made before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order shall be vacated by the Bankruptcy Court or the District Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court or the District Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section VIII.D, (1) the Plan shall be null and void in all respects, including with respect to the discharge of Claims; and (2) nothing contained in the Plan shall (a) constitute a waiver or release of any claims by or against, or any Interest in, the Debtors or (b) prejudice in any manner the rights of the Debtors or any other party in interest.
          19. Section XI.B of the Plan is modified and restated as follows:
B.	Limitation of Liability
               1. ~~The~~To the maximum extent permitted by applicable law, the Debtors, the Reorganized Debtors, the Credit Facilities Agent, the Creditors’ Committee, the Asbestos Personal Injury Futures Representative, the Asbestos Personal Injury Committee, the Asbestos Property Damage Committee, the Equity Committee, the DIP Lender, the Indenture Trustees, the New Investor and their respective directors, officers, employees, affiliates, subsidiaries, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity, shall neither have nor incur any liability to any Entity for any act taken or omitted to be taken in connection with, related to or arising out of the Reorganization Cases or the consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Disclosure Statement or any transaction proposed in connection with the Reorganization Cases or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection therewith; provided, however, that the foregoing provisions of this Section XI.B.1 shall have no effect on: (a) the liability of any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan or (b) the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.
          2. ~~Notwithstanding~~To the maximum extent permitted by applicable law, notwithstanding any other provision of this Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtors, the Reorganized Debtors, the Credit Facilities Agent, the Creditors’ Committee, the Asbestos Personal Injury Futures Representative, the Asbestos Personal Injury Committee, the Asbestos Property Damage Committee, the Equity Committee, the DIP Lender, the Indenture Trustees, the New Investor or their respective directors, officers, employees, affiliates, subsidiaries, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity, for any act or omission in connection with, relating to or arising out of the Reorganization Cases or the consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Disclosure Statement or any transaction or document created or entered into, or any other act taken or omitted to be taken, in connection therewith, except for: (a) the liability of any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan or (b) the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

Dated: June 8, 2006	Respectfully submitted,

USG CORPORATION (for itself and on behalf of the USG Subsidiary Debtors)

	By:	/s/ Stanley L. Ferguson

Stanley L. Ferguson
Executive Vice President and General Counsel

COUNSEL:

Daniel J. DeFranceschi (DE 2732)
Paul N. Heath (DE 3704)
RICHARDS, LAYTON & FINGER
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Telephone: (302) 651-7700

- and -

David G. Heiman (OH 0038271)
Gus Kallergis (OH 0071557)
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939

Brad B. Erens (IL 6206864)
Mark A. Cody (IL 6236871)
Daniel B. Prieto (IL 6272888)
JONES DAY
77 West Wacker
Chicago, Illinois 60601
Telephone: (312) 782-3939

ATTORNEYS FOR DEBTORS